EXHIBIT 14

                              SPEAR & JACKSON, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
              Adopted by the Board of Directors on January 20, 2005

The following shall constitute the Code of Business Conduct and Ethics (the "Code of Business Conduct and Ethics") of Spear & Jackson, Inc. (the "Corporation"):

INTRODUCTION

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Corporation. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Corporation's agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

1. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All employees, officers and directors must respect and obey the laws of the municipalities, states and countries in which we operate. Although not all employees, officers or directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Corporation holds information and training sessions to promote compliance with laws, rules and regulations.

2. CONFLICTS OF INTEREST

A "conflict of interest" exists when a person's private interest interferes, or appears to interfere, with the interests of the Corporation. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Corporation work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. Loans to, or guarantees of obligations of, employees, officers, directors or their family members create conflicts of interest. It is the policy of the Corporation to prohibit specifically the granting of such loans or improper personal benefits.

A conflict of interest may arise when the Corporation transacts business or contracts with one of its affiliates or with clients or proposed clients of one of its affiliates. Similarly, investments or loans by the Corporation in or to a client or proposed client of the

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Corporation's affiliates may create a conflict of interest. Such transactions must receive independent and informed scrutiny to ensure they have been conducted at arm's length. It is almost always a conflict of interest for a Corporation employee, officer or director to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clearcut, so if you have a question, you should consult with higher levels of management or the Corporation's Board of Directors. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel, or consult the procedures described in Section 15 of this Code.

3. INSIDER TRADING

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Corporation should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Corporation's Chief Financial Officer.

4. CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Corporation directly or indirectly. Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

5. COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Corporation's customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Corporation's valuable reputation, compliance with our policies and procedures is essential.

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The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Corporation employee, officer or director, or any of their family members unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe or payoff; and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6. DISCRIMINATION AND HARASSMENT

The diversity of the Corporation's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7. HEALTH AND SAFETY

The Corporation strives to provide each employee and officer with a safe and healthful work environment. Each employee and officer has responsibility for maintaining a safe and healthy workplace for all employees and officers by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees and officers should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. RECORD-KEEPING

The Corporation requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees and officers regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller. Rules and guidelines are available from the Accounting Department.

All of the Corporation's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions and must conform both to applicable legal requirements and to the Corporation's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Corporation's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation it is essential to follow the advice of the

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Corporation's outside counsel. Improper destruction of records can be illegal and result in both civil and criminal penalties. Whenever litigation or an investigation is pending or threatened, every potentially relevant document must be preserved unless destruction has been approved by the Corporation's outside counsel.

9. CONFIDENTIALITY

Employees and officers must maintain the confidentiality of confidential information entrusted to them by the Corporation or its customers, except when disclosure is authorized by the Corporation's outside counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Corporation or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10. PROTECTION AND PROPER USE OF CORPORATION ASSETS

All employees, officers and directors should endeavor to protect the Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to your supervisor or the Corporation's outside counsel. All Corporation assets should be used for legitimate business purposes. Corporation equipment should not be used for non-Corporation business, though incidental personal use may be permitted.

The obligation of employees, officers and directors to protect the Corporation's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Corporation policy. It could also be illegal and result in civil or even criminal penalties.

11. PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Corporation policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

12. DISCLOSURE POLICY

It is the Corporation's policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with or furnished or submitted to the securities and Exchange Commission and in all other public communications. The Company expects all employees, officers and directors to act in a manner that supports this policy. In

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addition, employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Corporation's independent auditors for the purpose of rendering the financial statements of the Corporation misleading.

13. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to shareholders as required by law or stock exchange regulation.

14. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees and officers are encouraged to talk to their supervisors about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. The Corporation prohibits retaliation for reports of misconduct by others made in good faith by employees. Retaliation is illegal and could result in civil or even criminal penalties. Employees and officers are expected to cooperate in internal investigations of misconduct.

15. COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

o Seek help from Corporation resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Corporation's President & Chief Financial Officer or Vice President & Chief Accounting Officer. With respect to allegations of financial misconduct or impropriety, you may contact the Corporation's Nominating and

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   Corporate Governance Committee Chairman who accepts such information on behalf of the Audit Committee of the Board of Directors.

o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Corporation does not permit retaliation of any kind against employees for good faith reports of ethical violations.

o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

16. ACCOUNTABILITY

You will be accountable for adherence to this Code of Business Conduct and Ethics. Violations of this Code of Business Conduct and Ethics may result in a variety of disciplinary actions, including termination of employment and civil or criminal penalties.

17. CERTIFICATION

This Code of Business Conduct and Ethics was duly approved and adopted by the Board of the Corporation on the 20th day of January, 2005.

/s/ John R. Harrington, Jr.
Acting Chairman

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